EXHIBIT 3.2

CERTIFICATE OF DESIGNATION

OF

SERIES A-2 CONVERTIBLE PREFERRED STOCK

OF

HANA BIOSCIENCES, INC.

Pursuant to Section 151 of the General
Corporation Law of the State of Delaware

Hana Biosciences, Inc. (the “Company”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

FIRST:            The Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) of the Company authorizes the issuance of up to 10,000,000 shares of preferred stock, par value $0.001 per share (the “Authorized Preferred Stock”), and further authorizes the Board of Directors of the Company by resolution or resolutions to provide for the issuance of Authorized Preferred Stock in series and to establish the number of shares to be included in each such series and to fix the designation, voting powers, preferences and relative rights and qualifications, limitations or restrictions of each such series.

SECOND:       On June 4, 2010, the Board of Directors of the Company adopted the following resolution authorizing the creation and issuance of a series of said Authorized Preferred Stock to be known as “Series A-2 Convertible Preferred Stock”:

RESOLVED:  that, pursuant to authority conferred upon the Board of Directors by the Certificate of Incorporation of the Company, the Board of Directors hereby authorizes and establishes a series of four hundred thousand (400,000) shares of Series A-2 Convertible Preferred Stock, and hereby fixes the number, designation, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of such shares as follows:

1.           Designation and Amount; Ranking.

(a)           There shall be created from the Authorized Preferred Stock a series of preferred stock, designated as the “Series A-2 Convertible Preferred Stock”, par value $0.001 per share (the “Preferred Stock”), and the authorized number of shares of such series shall be four hundred thousand (400,000), which may be issued by the Company from time to time subject to compliance with this Certificate, the Investment Agreement and any other conditions to issuance.  Such number of shares may be decreased by resolution of the Board of Directors; provided that no decrease shall reduce the number of shares of Preferred Stock to a number less than that number of shares of Preferred Stock then outstanding.

(b)           The Preferred Stock shall, with respect to both dividend rights and rights upon a Liquidation or Change of Control, rank (i) senior to all Junior Stock, (ii) on parity with all Parity Stock and (iii) junior to all Senior Stock.

2.           Definitions.  As used herein, the following terms shall have the following meanings:

(a)           “Accretion Rate” has the meaning set forth in Section 3(a).

(b)           “Accreted Value” has the meaning set forth in Section 3(a).

(c)           “Accrued Dividends” means, with respect to any share of Preferred Stock, as of any date, the accrued and unpaid dividends on such share through and including such date (whether or not declared).

(d)           “Acquiring Person” shall mean any Person or group (within the meaning of Section 13(d)(3) of the Exchange Act) (other than any Person who is a member of the Warburg Pincus Investor Group).

(e)           “A/D Rate” means the Accretion Rate or the Dividend Rate, as applicable, at the time of the Special Triggering Event.

(f)           “Affiliate”  shall mean any Person, directly or indirectly, controlling, controlled by or under common control with such Person.

(g)           “Applicable Issuance Date” means the date of the issuance of the applicable shares of Preferred Stock (which may be issued from time to time on one or more days).

(h)           “Applicable Price” means the greater of the Current Market Price per share of outstanding Common Stock (A) on the date the Company issues any Common Stock or Convertible Securities, (B) on the date the Company fixes the offering price or conversion price of the Common Stock or Convertible Securities to be issued, and (C) on the date of the first announcement of such issuance.

(i)           “Applicable Terms” means any of the following defined terms herein:  (a) Accretion Rate; (b) Accreted Value; (c) A/D Rate; (d) Conversion Price; (e) Dividend Rate; or (f) Stated Value.

(j)           “Approved Markets” shall mean the NASDAQ Global Select Market, the NASDAQ Global Market, the NASDAQ Capital Market or the NYSE.

(k)           “Authorized Preferred Stock” has the meaning set forth in the recitals.

(l)           “Board of Directors” means the Board of Directors of the Company or, with respect to any action to be taken by the Board of Directors, any committee of the Board of Directors duly authorized to take such action.

(m)           “Business Day” means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of New York generally are authorized or required by law or other governmental actions to close.

(n)           “Capital Stock” of any Person means any and all securities (including equity-linked securities), interests (including partnership interests), rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preference Stock.

(o)           “Cash and Cash Equivalents” means all cash and cash equivalents determined in accordance with GAAP.

(p)           “Certificate” means this Certificate of Designation with respect to the Preferred Stock, as amended from time to time.

(q)           “Certificate of Incorporation” has the meaning set forth in the recitals.

(r)           “Change of Control” means the consummation of any transaction or series of related transactions involving (i) any purchase or acquisition (whether by way of merger, share exchange, consolidation, business combination or similar transaction or otherwise) by any Acquiring Person, of any of (A) securities representing a majority of the outstanding voting power of the Company entitled to elect the Board of Directors or (B) the majority of the outstanding shares of Common Stock, (ii) any sale, lease, exchange, transfer, exclusive license or disposition of all or substantially all of the assets of the Company and its Subsidiaries, taken together as a whole, to an Acquiring Person, or (iii) any merger, consolidation or business combination in which the holders of voting securities of the Company immediately prior to the transaction, as a group, do not hold securities representing a majority of the outstanding voting power entitled to elect the board of directors of the surviving entity in such merger, consolidation or business combination.

(s)           “Closing Price”  shall mean, with respect to the Common Stock (or other relevant Capital Stock) on any date of determination, the closing sale price or, if no closing sale price is reported, the last reported sale price of the shares of the Common Stock (or other relevant Capital Stock) on the relevant Approved Market on such date.  If the Common Stock (or other relevant Capital Stock) is not traded on an Approved Market on any date of determination, the Closing Price of the Common Stock (or other relevant Capital Stock) on such date of determination means the closing sale price as reported in the composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock (or other relevant Capital Stock) is so listed or quoted, or, if no closing sale price is reported, the last reported sale price on the principal U.S. national or regional securities exchange on which the Common Stock (or other relevant Capital Stock) is so listed or quoted, or if the Common Stock (or other relevant Capital Stock) is not so listed or quoted on a U.S. national or regional securities exchange, the last quoted bid price for the Common Stock (or other relevant Capital Stock) in the over-the-counter market as reported by Pink Sheets LLC or similar organization, or, if that bid price is not available, the market price of the Common Stock (or other relevant Capital Stock) on that date as determined in good faith by the Board of Directors.

(t)           “Common Stock” means the common stock, par value $0.001 per share, of the Company, or any other class of stock resulting from successive changes or reclassifications of such Common Stock consisting solely of changes in par value, or from par value to no par value, or as a result of a subdivision, combination or merger, reclassification, consolidation or similar transaction in which the Company is a constituent corporation.

(u)          “Company” has the meaning set forth in the recitals.

(v)          “Conversion Date” has the meaning set forth in Section 7(a)(iv).

(w)         “Conversion Price” means $ 0.276, subject to adjustment as set forth herein.

(x)           “Conversion Right” has the meaning set forth in Section 7(a)(i).

(y)          “Conversion Right Notice” has the meaning set forth in Section 7(a)(ii).

(z)           “Convertible Securities” means debt securities or shares of Capital Stock convertible into or exchangeable, directly or indirectly, for Common Stock.

(aa)        “Current Market Price” means, on any date, the average of the daily Closing Price per share of the Common Stock or other securities on each of the twenty (20) consecutive Trading Days preceding the earlier of the day before the date in question and the day before the Ex-Date with respect to the issuance or distribution giving rise to an adjustment to the Conversion Price pursuant to Section 8.

(bb)        “DGCL” has the meaning set forth in the recitals.

(cc)        “Dividend Deferral Election” has the meaning set forth in Section 3(a).

(dd)        “Dividend Equivalent Amount” has the meaning set forth in Section 3(d).

(ee)        “Dividend Payment Date” means March 31, June 30, September 30 and December 31 of each year.

(ff)          “Dividend Rate” has the meaning set forth in Section 3(a).

(gg)        “Dividend Record Date” means, with respect to any dividend payable on a Dividend Payment Date, the preceding March 15, June 15, September 15 and December 15 and, with respect to any dividend payable on any other date, such date as may be determined by the Board of Directors.

(hh)        “EBITDA” means, for any period, earnings before interest, taxes, depreciation and amortization for such period, each as determined in accordance with GAAP.

(ii)          “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(jj)           “Ex-Date”, when used with respect to any issuance or distribution, means the first date on which the Common Stock or other securities trade without the right to receive the issuance or distribution giving rise to an adjustment to the Conversion Price pursuant to Section 8.

(kk)        “GAAP” means United States generally accepted accounting principles.

(ll)          “Holder” means a holder of record of outstanding shares of the Preferred Stock.

(mm)      “Indebtedness” means, without duplication, (A) all indebtedness for borrowed money, (B) all obligations issued, undertaken or assumed as the deferred purchase price of property or services, including, without limitation, “capital leases” in accordance with GAAP (other than trade payables entered into in the ordinary course of business), (C) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (D) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (E) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (F) all monetary obligations under any leasing or similar arrangement which, in connection with GAAP, consistently applied for the periods covered thereby, is classified as a capital lease, (G) all indebtedness referred to in clauses (A) through (F) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (H) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (A) through (G) above.  For the purposes of this definition, “Contingent Obligation” mean, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.

(nn)        “Investment Agreement” means that certain Investment Agreement, dated June 7, 2010, by and among the Company and the purchasers named therein, as the same may be amended from time to time.

(oo)        “Junior Stock” means all classes of Common Stock and each other class of Capital Stock or series of preferred stock established after the Original Issue Date by the Board of Directors, the terms of which do not expressly provide that such class or series ranks senior to or on parity with the Preferred Stock as to dividend rights and/or rights upon a Liquidation or Change of Control.

(pp)        “Junior Stock Event” has the meaning set forth in Section 3(d).

(qq)        “Liquidation” means the voluntary or involuntary liquidation, dissolution or winding-up of the Company.

(rr)          “Liquidation Event” has the meaning set forth in Section 4(a).

(ss)         “Liquidation Preference” has the meaning set forth in Section 4(a).

(tt)          “Mandatory Conversion” has the meaning set forth in Section 7(b)(i).

(uu)        “Mandatory Conversion Time” has the meaning set forth in Section 7(b)(i).

(vv)        “Net Debt” means, as of any particular date, the aggregate amount of Indebtedness less all Cash and Cash Equivalents as of such date.

(ww)      “NYSE” means the New York Stock Exchange, Inc.

(xx)         “Option” means rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(yy)        “Original Issue Date” means June 7, 2010.

(zz)         “Parity Stock” means Series A-1 Preferred Stock and any class of Capital Stock or series of preferred stock established after the Original Issue Date by the Board of Directors, the terms of which expressly provide that such class or series will rank on parity with the Preferred Stock as to dividend rights and/or rights upon a Liquidation or Change of Control.

(aaa)      “Person” means any individual, corporation, general partnership, limited partnership, limited liability partnership, joint venture, association, joint-stock company, trust, limited liability company, unincorporated organization, other entity or government or any agency or political subdivision thereof.

(bbb)     “Preference Stock” means, as applied to the Capital Stock of any Person, Capital Stock of any series, class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person or change of control (defined by analogy to the definition of Change of Control herein) of such Person, over shares of Capital Stock of any other series or class of such Person.

(ccc)      “Preferred Stock” has the meaning set forth in Section 1(a).

(ddd)    “Record Date”  means the record date as determined in accordance with Section 213 of the DGCL.

(eee)     “Register” has the meaning set forth in Section 3(a).

(fff)       “Registration Rights Agreement” means that certain Registration Rights Agreement, dated June 7, 2010, between the Company and the signatories thereto, as the same may be amended from time to time.

(ggg)    “Required Holders” means as of any date the Holders of more than 50% of the then-outstanding shares of Preferred Stock, voting together as a single class.

(hhh)    “Senior Stock” means each class of Capital Stock or series of preferred stock established after the Original Issue Date by the Board of Directors, the terms of which expressly provide that such class or series will rank senior to the Preferred Stock as to dividend rights and/or rights upon a Liquidation or Change of Control.

(iii)        “Series A-1 Preferred Stock” means the series of preferred stock, par value $0.001 per share, of the Company designated as the “Series A-1 Convertible Preferred Stock” having the rights and privileges set forth in the Certificate of Designation for such Series A-1 Preferred Stock.

(jjj)        “Special Triggering Event” means any of the following events:

(i)          the failure of the Company to pay when due any amounts owed on the shares of Preferred Stock to the Holders;

(ii)         a failure by the Company to deliver any cash and shares of Common Stock, when such cash and shares of Common Stock, if any, are required to be delivered upon conversion of the Preferred Stock pursuant to the terms set forth herein, where the Company does not remedy such default within five (5) days after the date such cash and shares of Common Stock, if any, are required to be delivered;

(iii)        a material violation by the Company of any term of or condition set forth in the Investment Agreement, where the Company does not cure such violation within thirty (30) days after the receipt of written notice of such breach from one or more of the Holders party to the Investment Agreement who are actually adversely affected by such breach;

(iv)        a material violation by the Company of any term of or condition set forth in this Certificate, where the Company does not cure such violation within thirty (30) days after the receipt of written notice of such breach from one or more of the Holders who are actually adversely affected by such breach;

(v)         a material violation by the Company of any term of or condition set forth in the Registration Rights Agreement, where the Company does not cure such violation within thirty (30) days after the receipt of written notice of such breach from one or more of the Holders party to the Registration Rights Agreement who are actually adversely affected by such breach; or

(vi)        the failure of any of the WP Board Designees (as defined in the Investment Agreement) to be elected or appointed to the Board of Directors in accordance with the terms set forth in the Investment Agreement.

(kkk)      “Stated Value” means $100.00 per share of Preferred Stock.

(lll)         “Subsidiary” means a partnership, joint-stock company, corporation, limited liability company, trust, unincorporated organization or other entity of which a Person owns, directly or indirectly, more than 50% of the stock or other interests the holder of which is generally entitled to vote for the election of the board of directors or other governing body of such entity.

(mmm)   “Trading Day” means a day during which the trading of securities generally occurs on the Approved Market on which the Common Stock is then listed or, if the Common Stock is not listed on an Approved Market, the NYSE.

(nnn)     “Transaction” has the meaning set forth in Section 9(d).

(ooo)     “Transfer Agent” means Corporate Stock Transfer, the Company’s duly appointed transfer agent, registrar and conversion and dividend disbursing agent for the Preferred Stock, or such other Transfer Agent as may be appointed by the Company from time to time.

(ppp)     “Warburg Pincus Investor Group” means Warburg Pincus LLC, Warburg Pincus Private Equity X, L.P., Warburg Pincus X Partners, L.P. and any of their respective Affiliates other than any of their Affiliates that is a “portfolio company” (as such term is customarily used among private equity investors).

3.           Accretion; Dividends.

(a)          From and after the Applicable Issuance Date until and including the fifth anniversary of the Applicable Issuance Date for the related shares of Preferred Stock, the Stated Value of each share of Preferred Stock shall accrete at an annual rate of nine percent (9%) (the “Accretion Rate”), compounded quarterly, beginning on the three-month period ending June 30, 2010 (the Stated Value as it has accreted as of any date, the “Accreted Value”, subject to appropriate adjustment in the event of any stock dividend, stock split, stock distribution or combination, consolidation, subdivision, reclassification or other corporate actions having the similar effect with respect to the Preferred Stock).  Following the fifth anniversary of the Applicable Issuance Date for the related shares of Preferred Stock, the Holders shall be entitled to receive, on each Dividend Payment Date, cash dividends on each share of Preferred Stock, at a rate per annum equal to nine percent (9%) of the Accreted Value as of the Dividend Payment Date (the “Dividend Rate”) and the Board of Directors shall declare such cash dividends out of funds legally available for that purpose; provided, however, (i) to the extent the Company does not have funds legally available to pay such cash dividend, or (ii) with the prior approval of the Required Holders, in the case of each of (i) and (ii), the Company may elect not to pay the cash dividend due on any Dividend Payment Date (a “Dividend Deferral Election”) and if such an election is made, the cash dividend that would have been payable on such Dividend Payment Date shall continue to accrue, and shall compound quarterly at the Dividend Rate until the accrued value of such dividend is paid, whether or not in any fiscal year there shall be net profits or surplus legally available for the payment of dividends in such fiscal year, so that if in any fiscal year or years, dividends in whole or in part are not paid upon the Preferred Stock, unpaid dividends shall accumulate and accrue at the Dividend Rate, compounded quarterly.  Unless there is a Dividend Deferral Election, dividends shall be payable quarterly in arrears, on each Dividend Payment Date, commencing on the first Dividend Payment Date following the fifth anniversary of the Applicable Issuance Date for the related shares of Preferred Stock; provided, that if any such payment date is not a Business Day then such dividend shall be payable on the next Business Day.  Each dividend shall be payable to the Holders as they appear on the securities register maintained in respect of the Preferred Stock by the Company (the “Register”) at the close of business on the corresponding Dividend Record Date; provided, however, if there is a Dividend Deferral Election, the dividend that would have otherwise been payable on the Dividend Record Date applicable to the Dividend Deferral Election shall be payable to the Holders as they appear on the Register at the time such dividend is paid.  The Board of Directors may declare any dividends subject to a Dividend Deferral Election at anytime (subject to the availability of lawful funds) and the payment date of such funds shall be as determined by the Board of Directors.  All dividends paid with respect to shares of Preferred Stock shall be paid pro rata to the Holders entitled thereto.  The amount of dividends payable for any other period shorter or longer than a full dividend period, shall be computed on the basis of twelve 30-day months and a 360-day year.  Dividend payments shall be aggregated per Holder and shall be made to the nearest cent (with $.005 being rounded upward).

(b)          Upon a Special Triggering Event, the then applicable A/D Rate shall automatically be increased by an additional three percent (3%) per annum to twelve percent (12%) per annum, compounded quarterly, from and including the date on which any such Special Triggering Event shall occur through but excluding the date on which the Special Triggering Event shall have been cured or waived in writing by the Required Holders.

(c)          No dividend will be declared or paid upon, or any sum set apart for the payment of dividends upon, any outstanding share of the Preferred Stock or Parity Stock with respect to any dividend period unless all dividends for all preceding dividend periods have been declared and paid, or declared and, if such dividends are to be paid in cash, a sum of cash sufficient for the payment thereof is set apart for the payment of such dividend, upon all outstanding shares of Preferred Stock and Parity Stock.  Notwithstanding the foregoing, if full cumulative dividends have not been paid on the Preferred Stock and all Parity Stock, all dividends declared and paid on the Preferred Stock and such Parity Stock shall be declared and paid pro rata so that the amounts of dividends declared and paid per share on the Preferred Stock and such Parity Stock will in all cases bear to each other the same ratio that accumulated and unpaid dividends per share on the shares of Preferred Stock and such Parity Stock bear to each other.

(d)          No dividends or other distributions (other than cash paid in lieu of fractional shares) may be declared, made or paid, or set apart for payment upon, any Junior Stock, nor may any Junior Stock be redeemed, purchased or otherwise acquired for any consideration (or any money paid to or made available for a sinking fund for the redemption of any Junior Stock) by or on behalf of the Company or any of its Subsidiaries, unless (i) all Accrued Dividends shall have been or contemporaneously are declared and paid in cash, or are declared and a sum of cash sufficient for the payment thereof is set apart for such payment, on the Preferred Stock and all Parity Stock for all dividend periods terminating on or prior to the Record Date of such declaration, payment, redemption, purchase or acquisition, (ii) the Holders receive an equivalent dividend or distribution of the amount of such dividend or distribution that would be payable to such Holders if such shares of Preferred Stock had been converted into Common Stock immediately prior to the Record Date for such dividend or distribution (such amount per share of Preferred Stock, the “Dividend Equivalent Amount”), (iii) the Company obtains the consent required pursuant to Section 5(b) herein and (iv) the Company reserves an aggregate amount equal to the product of (I) the number of shares of Common Stock that would have been issuable upon conversion of any additional shares of Preferred Stock that could be issued pursuant to the Investment Agreement (without regard to any restrictions or conditions with respect thereof) had such additional shares of Preferred Stock been issued and were outstanding immediately prior to the Record Date for payment of such dividend or distribution times (II) the Dividend Equivalent Amount payable upon a share of Preferred Stock (such declaration or distribution made in accordance with clauses (i) through (iv)), a “Junior Stock Event”).  The restrictions set forth in this Section 3(d) shall not apply to the purchase or other acquisition of Junior Stock (A) pursuant to any bona fide employee or director incentive or benefit plan or arrangement of the Company or any Subsidiary heretofore or hereafter adopted by the Board of Directors or the cashless exercise of Options or (B) which purchase or acquisition has received the prior written consent of the Required Holders.

4.           Liquidation; Change of Control.

(a)          In the event of any Liquidation (a “Liquidation Event”), the Holders shall be entitled to be paid out of the assets and funds of the Company available for distribution to its stockholders an amount in cash per each share of Preferred Stock equal to the greater of (A) 100% of the Accreted Value for each share of Preferred Stock outstanding on the date of such Liquidation Event, plus an amount equal to all Accrued Dividends thereon to the date of the Liquidation Event or (B) the amount to which such Holders would be entitled to receive had such Holders, immediately prior to the Liquidation Event, converted such shares of Preferred Stock into shares of Common Stock (determined in accordance with Section 7(a)(i)), in either case before any payment shall be made or any assets distributed to the holders of any of the Junior Stock (such greater cash amount being referred to as the “Liquidation Preference”).  Without limiting any rights and remedies of the Holders, if upon any such Liquidation Event, the remaining assets and funds of the Company available for distribution to its stockholders after payment in full of amounts required to be paid or distributed to holders of Senior Stock are not sufficient to pay in full the liquidation payments payable to the Holders and holders of outstanding shares of any Parity Stock, then the holders of all such shares of Parity Stock shall share ratably in such distribution of the remaining assets and funds of the Company in accordance with the amount which would otherwise be payable on such distribution if the amounts to which the Holders and the holders of outstanding shares of such Parity Stock are entitled were paid in full.

(b)          Unless waived in writing by the Required Holders, in the event of a Change of Control, each Holder shall have the right, at such Holder’s election, to either (i) convert each share of Preferred Stock and receive the amount to which such Holder is entitled to receive upon conversion of such shares of Preferred Stock into Common Stock (determined in accordance with Section 7(a)(i)) or (ii) within sixty (60) days of such Change of Control, or later if the Holders did not receive notice of such Change of Control, require the Company to redeem (subject to the availability of lawful funds), in whole or in part, each share of Preferred Stock held by such Holder for an amount in cash equal to the Liquidation Preference.  Unless waived in writing by the Required Holders, in the event of a Change of Control that occurs prior to the fifth anniversary of the Applicable Issuance Date, for purposes of determining the amount to which such Holder is entitled to receive upon conversion of such shares of Preferred Stock into Common Stock or the Liquidation Preference, the Accreted Value (including for purposes of Section 7(a)(i)) upon such Change of Control shall be deemed to be increased to the Accreted Value that would be in effect if the Change of Control had occurred on the fifth anniversary of the Applicable Issuance Date.  Unless waived in writing by the Required Holders, the Corporation shall not have the power to effect a Change of Control unless the agreement for such transaction provides that the consideration payable to the stockholders of the Corporation in such transaction shall be allocated among the holders of capital stock of the Corporation in accordance with this Section 4(b).  In connection with a redemption permitted above, each Holder shall surrender his, her or its certificate or certificates representing such redeemed shares to the Company, in the manner and at the place designated in written notice mailed by the Company, postage prepaid, to each Holder, at his, her or its post office address last shown on the Register (which notice shall be given at least ten (10) days prior to such Change of Control or such shorter period as may be agreed in writing by the Required Holders), and thereupon the Liquidation Preference of such shares shall be payable to the order of the Person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled.  From and after the date of redemption, unless there shall have been a default in payment of the Liquidation Preference, all rights of the Holder whose shares have been redeemed (except the right to receive the Liquidation Preference) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Company or be deemed to be outstanding for any purpose whatsoever.

(c)          Without limiting any other rights and remedies of the Holders, if upon any such Change of Control, the remaining assets and funds of the Company available for distribution to its stockholders after payment in full of amounts required to be paid or distributed to holders of Senior Stock are not sufficient to pay in full amounts payable to the Holders and holders of outstanding shares of any Parity Stock, then the holders of all such shares shall share ratably in such distribution of the remaining assets and funds of the Company in accordance with the amount which would otherwise be payable on such distribution if the amounts to which the Holders and the holders of outstanding shares of such Parity Stock are entitled were paid in full.

(d)          Unless waived in writing by the Required Holders, written notice of any Liquidation Event or Change of Control, stating a payment date and the place where the distributable amounts shall be payable, shall be given no less than ten (10) days prior to the payment date stated therein, to the Holders at their respective addresses as the same shall appear on the Register.

(e)           The amount deemed paid or distributed to the holders of Common Stock upon any Liquidation or Change of Control shall be the cash or the value of the property, rights or securities paid or distributed to such holders by the Company or the acquiring Person.  The value of such property, rights or securities shall be determined in good faith by the Board of Directors.

5.           Voting Rights.

In addition to any voting rights provided by law, the Holders shall be entitled to the following voting rights:

(a)          Each share of Preferred Stock shall entitle the Holder thereof to vote together with the holders of Common Stock as a single class on all matters submitted for the approval of the holders of Common Stock.  For purposes of this Section 5(a), each Holder shall be entitled to the number of votes equal to the number of shares of Common Stock that would be held by such Holders assuming the conversion of all outstanding shares of Preferred Stock held by such Holder into shares of Common Stock at the Conversion Price on the Record Date for the determination of the stockholders entitled to vote on such matters.

(b)          If at any time following the initial Applicable Issuance Date at least twenty-five percent (25%) of the aggregate number of shares of Preferred Stock issued on and after the initial Applicable Issuance Date are outstanding, in addition to any other vote or consent of the stockholders required by law or by the Certificate of Incorporation, including any Certificate of Designation, bylaws of the Company or this Certificate, the Company shall not, and shall not permit its Subsidiaries to (in each case, whether by merger, consolidation, reorganization, operation of law or otherwise), without the prior written consent of the Required Holders:

(i)          amend, alter, waive or repeal any provision of its Certificate of Incorporation, including any Certificate of Designation, or bylaws or this Certificate in any manner that would adversely affect the rights, powers, preferences or privileges (economic or otherwise) of the Preferred Stock or split, reverse split, subdivide, reclassify, combine or take other corporate actions having a similar effect with respect to the Preferred Stock;

(ii)          increase the size of the Board of Directors to more than nine (9);

(iii)         incur Indebtedness (other than Indebtedness for borrowed money that, when aggregated with all other Indebtedness for borrowed money incurred within the previous twelve months from the date of incurrence, is less than $2,500,000 when so aggregated), except to the extent that the Company has EBITDA in excess of $5,000,000 at the time of incurrence and then only to the extent that the ratio of Net Debt to EBITDA for the Company and its consolidated Subsidiaries for the twelve months preceding such date (after giving pro forma effect to the action proposed to be taken) would not exceed 3.0x;

(iv)        distribute (by means of a dividend or otherwise) assets (including property or cash) (other than shares of Common Stock or cash as required to pay dividends on the Preferred Stock pursuant to Section 3 (excluding dividends payable pursuant to Section 3(d)(ii) which shall require consent pursuant to this Section 5(b)(iv)) or engage in a self tender offer, redemption or share repurchase (whether privately negotiated or open market repurchases);

(v)         offer, sell, authorize or create, increase the authorized amount of, or issue shares of Preferred Stock or Series A-1 Preferred Stock or any class or series of Senior Stock, Parity Stock or Junior Stock (other than (a) the issuance of Common Stock approved by the Board of Directors and (b) shares of Preferred Stock and Series A-1 Preferred Stock issued pursuant to the terms of the Investment Agreement or Common Stock issuable upon conversion thereof);

(vi)        enter into any contract, agreement or other arrangement that would, directly or indirectly, preclude the Company from making payment in full in cash on each Dividend Payment Date of the dividends contemplated in Section 3 above; or

(vii)       adopt or amend any stockholder rights plan, poison pill or similar takeover device.

(c)          Any action to be taken at any annual or special meeting of stockholders by the Holders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the Holder or Holders having no less than the minimum number of votes that would be required to take such action at a meeting at which all of the shares of Preferred Stock were present and voted.  Prompt written notice of the taking of any action by the Holders by less than unanimous written consent shall be given as may be required under applicable law.

6.           Redemption.    The Company shall have no right to require the redemption of the shares of Preferred Stock.  Nothing herein contained shall prevent or restrict the purchase by the Company, from time to time either at public or private sale, of the whole or any part of the outstanding shares of Preferred Stock at such price or prices as the Company and a Holder may determine, subject to the provisions of applicable law and obtaining any required consents, including the prior written consent of the Required Holders pursuant to Section 5(b) above.

7.           Conversion.

(a)          Conversion Right.

(i)          Each Holder shall have the right, at such Holder’s option, exercisable at any time and from time to time to convert all or any portion of such Holder’s shares of Preferred Stock, subject to the terms and provisions of this Section 7 (the “Conversion Right”).  Upon a Holder’s election to exercise the Conversion Right, the shares of Preferred Stock for which the Conversion Right is exercised shall be converted into such whole number of shares of Common Stock equal to the product of the number of shares of Preferred Stock being so converted multiplied by the quotient of (A) the per share Accreted Value as of the Conversion Date (taking into account any differing Applicable Issuance Dates) divided by (B) the Conversion Price then in effect.  In addition, upon a Holder’s election to exercise the Conversion Right, the shares of Preferred Stock for which the Conversion Right is exercised shall be entitled to receive (at the election of the Company) either (1) an amount in cash equal to all unpaid Accrued Dividends thereon through the Conversion Date or (2) a number of shares of Common Stock equal to the quotient obtained by dividing (x) an amount equal to all unpaid Accrued Dividends thereon through the Conversion Date by (y) the Closing Price of the Common Stock on the Trading Day immediately prior to the Conversion Date; provided, however, the Company shall elect clause (2) above to the extent that sufficient lawful funds are not available to pay the amounts required by clause (1) above.

(ii)           The Conversion Right of a Holder shall be exercised by the Holder by the surrender to the Company of the certificates representing shares of Preferred Stock to be converted at any time during usual business hours at the Company’s principal place of business or the offices of the Transfer Agent, accompanied by written notice to the Company that the Holder elects to convert all or a portion of the shares of Preferred Stock represented by such certificate (a “Conversion Right Notice”) and specifying the name or names (with address or addresses) in which a certificate or certificates for shares of Common Stock are to be issued and (if so required by the Company or the Transfer Agent) by a written instrument or instruments of transfer in form reasonably satisfactory to the Company or the Transfer Agent duly executed by the Holder or its legal representative.

(iii)           As promptly as practicable after the surrender of the certificate or certificates for Preferred Stock as aforesaid and the receipt of the Conversion Right Notice and in no event later than three (3) Trading Days thereafter, the Company shall issue and shall deliver or cause to be issued and delivered to such Holder, or to such other Person on such Holder’s written order (A) one or more certificates representing the number of validly issued, fully paid and non-assessable whole shares of Common Stock to which the Holder, or the Holder’s transferee, shall be entitled, (B) if less than the full number of shares of Preferred Stock evidenced by the surrendered certificates is being converted, a new certificate or certificates, of like tenor, for the number of shares of Preferred Stock evidenced by the surrendered certificate or certificates, less the number of shares being converted, (C) cash for any payment of Accrued Dividends through the Conversion Date if the Company elects to pay such dividends in cash pursuant to Section 7(a)(i) and (D) cash for any fractional interest in respect of a share of Common Stock arising upon such conversion settled as provided in Section 7(c)(i).

(iv)           Each conversion pursuant to Section 7(a)(i) shall be deemed to have been made at the close of business on the date of the later to occur of giving the Conversion Right Notice and of surrendering the certificate or certificates representing the Preferred Stock to be converted (the “Conversion Date”) so that the rights of the Holder thereof as to the Preferred Stock being converted shall cease except for the right to receive the Common Stock (and cash dividends, if elected by the Company, and cash in lieu of fractional shares) payable under Section 7(a), and the Person entitled to receive shares of Common Stock shall be treated for all purposes as having become the record holder of those shares of Common Stock at that time.

(b)          Mandatory Conversion.

(i)          Upon the date and time, or the occurrence of an event, specified by vote or written consent of the Required Holders (a “Mandatory Conversion”) (the time of such closing or the date and time specified or the time of the event specified in such vote or written consent is referred to herein as the “Mandatory Conversion Time”) each outstanding share of Preferred Stock shall automatically be converted into the number of shares of Common Stock equal to such whole number of shares of Common Stock equal to the product of the number of shares of Preferred Stock being so converted multiplied by the quotient of (A) the per share Accreted Value as of the Conversion Date (taking into account any differing Applicable Issuance Dates) divided by (B) the Conversion Price then in effect.  In addition, upon a Mandatory Conversion, the shares of Preferred Stock shall be entitled to receive (at the election of the Company) either (1) an amount in cash equal to all unpaid Accrued Dividends thereon through the Mandatory Conversion Time or (2) a number of shares of Common Stock equal to the quotient obtained by dividing (x) an amount equal to all unpaid Accrued Dividends thereon through the Mandatory Conversion Time by (y) the Closing Price of the Common Stock on the Trading Day immediately prior to the Mandatory Conversion Time; provided, however, the Company shall elect clause (2) above to the extent that sufficient lawful funds are not available to pay the amounts required by clause (1) above.

(ii)          All Holders shall be sent written notice of the Mandatory Conversion Time and the place designated for mandatory conversion of all such shares of Preferred Stock pursuant to this Section 7(b).  Such notice need not be sent in advance of the occurrence of the Mandatory Conversion Time.  Promptly following receipt of such notice, each Holder shall surrender his, her or its certificate or certificates for all such shares (or, if such Holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Company to indemnify the Company against any claim that may be made against the Company on account of the alleged loss, theft or destruction of such certificate which agreement shall not require the posting of a bond) to the Company at the place designated in such notice.  If so required by the Company, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Company, duly executed by the Holder or by his, her or its attorney duly authorized in writing.  All rights with respect to the Preferred Stock converted pursuant to Section 7(b), including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate at the Mandatory Conversion Time (notwithstanding the failure of the Holder or Holders to surrender the certificates at or prior to such time), except only the rights of the Holders, upon surrender of their certificate or certificates (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Section 7(b)(ii).  As soon as practicable after the Mandatory Conversion Time and the surrender of the certificate or certificates (or lost certificate affidavit and agreement) for Preferred Stock, the Company shall issue and deliver to such Holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof, together with (A) cash for any payment of Accrued Dividends through the Conversion Date if the Company elects to pay such dividends in cash pursuant to Section 7(b)(i) and (B) cash for any fractional interest in respect of a share of Common Stock arising upon such conversion settled as provided in Section 7(c)(i).

(c)          Miscellaneous.

(i)          No fractional shares of Common Stock shall be issued upon the conversion of any shares of Preferred Stock.  If the conversion of any share or shares of Preferred Stock results in a fractional share of Common Stock issuable, the Company shall pay a cash amount in lieu of issuing such fractional share in an amount equal to such fractional interest multiplied by the Closing Price on the Trading Day immediately prior to the Conversion Date or Mandatory Conversion Time, as applicable.

(ii)          Except as otherwise provided for herein, a Holder shall not be entitled to any rights of a holder of shares of Common Stock until such Holder has converted such Holder’s Preferred Stock, and only to the extent the shares of Preferred Stock are deemed to have been converted into shares of Common Stock in accordance with the provisions of this Section 7.

(iii)          The Company shall reserve and keep available for issuance such number of its authorized but unissued shares of Common Stock equal to 100% of the number of shares of Common Stock issuable upon conversion of all outstanding shares of Preferred Stock.  The Company shall take all action permitted by law to increase the authorized number of shares of Common Stock if at any time there shall be insufficient authorized but unissued shares of Common Stock to permit such reservation or to permit the conversion of all outstanding shares of Preferred Stock.  The Company covenants that all Common Stock that may be issued upon conversion of Preferred Stock shall upon issuance be duly authorized, fully paid and non-assessable, free and clear of all liens, claims, security interests and other encumbrances.  The Company further covenants that, if at any time the Common Stock shall be listed on an Approved Market, the Company will, if permitted by the rules of such Approved Market, cause to be listed or quoted on such exchange or automated quotation system, all Common Stock issuable upon conversion of the Preferred Stock.

(iv)          If a Conversion Date or Mandatory Conversion Time is on or after a Dividend Record Date but on or prior to the related Dividend Payment Date, then Accrued Dividends will be payable to Holders in the manner set forth above in Sections 7(a)(i) and 7(b)(i) with respect to the exercise of a Conversion Right or Mandatory Conversion, as applicable, concurrent with delivery by the Company of the shares of Common Stock issuable upon such conversion.

(v)          The issuance or delivery of certificates for Common Stock upon the conversion of shares of Preferred Stock pursuant to this Section 7 shall be made without charge to the converting Holder for such certificates or for any tax in respect of the issuance or delivery of such certificates or the securities represented thereby, and such certificates shall be issued or delivered in the respective names of, or in such names as may be directed by, the Holders of the shares converted.

8.           Adjustment of Conversion Price.

(a)          Irrespective of whether any shares of Preferred Stock are outstanding at the time in question, from and after the Original Issue Date, the Conversion Price shall be adjusted from time to time (without duplication) by the Company as follows:

(i)           Stock Dividends and Distributions.  If the Company pays dividends or other distributions on the Common Stock in shares of Common Stock, then the Conversion Price in effect immediately prior to the Ex-Date for such dividend or distribution will be multiplied by the following fraction:

OS0
OS1

Where,

OS0	=	the number of shares of Common Stock outstanding immediately prior to Ex-Date for such dividend or distribution.

OS1	=
the sum of the number of shares of Common Stock outstanding immediately prior to the Ex-Date for such dividend or distribution plus the total number of shares of Common Stock constituting such dividend or distribution.

For the purposes of this clause (i), the number of shares of Common Stock at the time outstanding shall not include shares acquired by the Company.  If any dividend or distribution described in this clause (i) is declared but not so paid or made, the Conversion Price shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to make such dividend or distribution, to such Conversion Price that would be in effect if such dividend or distribution had not been declared.

(ii)           Subdivisions, Splits and Combination of the Common Stock.  If the Company subdivides, splits or combines the shares of Common Stock, then the Conversion Price in effect immediately prior to the effective date of such share subdivision, split or combination will be multiplied by the following fraction:

OS0
OS1

Where,

OS0	=	the number of shares of Common Stock outstanding immediately prior to the effective date of such share subdivision, split or combination.

OS1	=	the number of shares of Common Stock outstanding immediately after the opening of business on the effective date of such share subdivision, split or combination.

For the purposes of this clause (ii), the number of shares of Common Stock at the time outstanding shall not include shares acquired by the Company.  If any subdivision, split or combination described in this clause (ii) is announced but the outstanding shares of Common Stock are not subdivided, split or combined, the Conversion Price shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to subdivide, split or combine the outstanding shares of Common Stock, to such Conversion Price that would be in effect if such subdivision, split or combination had not been announced.

(iii)           Issuance of Stock Purchase Rights.  If the Company issues or distributes to all or substantially all holders of the shares of Common Stock Options (other than Options issued pursuant to a dividend reinvestment plan or share purchase plan or other similar plans approved by the Board of Directors) entitling them to subscribe for or purchase the shares of Common Stock at less than the Current Market Price on the date fixed for the determination of stockholders entitled to receive such Options, then the Conversion Price in effect immediately prior to the Ex-Date for such issuance or distribution will be multiplied by the following fraction:

OS0 + Y
OS0 + X
Where,

OS0	=	the number of shares of Common Stock outstanding immediately prior to the Ex-Date for such distribution.

X	=	the total number of shares of Common Stock issuable pursuant to such rights or warrants.

Y	=
the number of shares of Common Stock equal to the aggregate price payable to exercise such rights or warrants divided by the Current Market Price on the date fixed for the determination of stockholders entitled to receive such rights or warrants.

For the purposes of this clause (iii), the number of shares of Common Stock at the time outstanding shall not include shares acquired by the Company.  In the event that such Options described in this clause (iii) are not so issued, the Conversion Price shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to issue or distribution such Options, to the Conversion Price that would then be in effect if such issuance or distribution had not been declared.  To the extent that such Options are not exercised prior to their expiration or shares of Common Stock are otherwise not delivered pursuant to such Options upon the exercise of such Options, the Conversion Price shall be readjusted to such Conversion Price that would then be in effect had the adjustment made upon the issuance or distribution of such Options been made on the basis of the delivery of only the number of shares of Common Stock actually delivered.  In determining the aggregate offering price payable for such shares of Common Stock, there shall be taken into account any consideration received for such rights or warrants and the value of such consideration (if other than cash, to be determined by the Board of Directors).

(iv)           Debt or Asset Distributions.  If the Company distributes to all or substantially all holders of shares of Common Stock evidences of indebtedness, Capital Stock, securities, cash or other assets (excluding any dividend or distribution referred to in clause (i) above, any Options referred to in clause (iii) above, any dividend or distribution paid exclusively in cash, any consideration payable in connection with a tender or exchange offer made by the Company or any of its Subsidiaries, and any dividend of Capital Stock of or relating to a Subsidiary or other business unit in the case of certain spin-off transactions as described below), then the Conversion Price in effect immediately prior to the Ex-Date for such distribution will be multiplied by the following fraction:

SP0 - FMV
SP0

Where,

SP0	=	the Current Market Price per share of Common Stock on such date.

FMV	=
the fair market value of the portion of the distribution applicable to one share of Common Stock on such date as determined by the Board of Directors, provided that, if “FMV” as set forth above is equal to or greater than “SP0” as set forth above, in lieu of the foregoing adjustment, adequate provision shall be made so that each Holder shall receive on the date on which such distribution is made to holders of Common Stock, for each share of Preferred Stock, the amount of such distribution such Holder would have received had such Holder owned a number of shares of Common Stock equal to the Conversion Price on the Ex-Date for such distribution.

In a “spin-off”, where the Company makes a distribution to all holders of shares of Common Stock consisting of Capital Stock of any class or series, or similar equity interests of, or relating to, a Subsidiary or other business unit, the Conversion Price will be adjusted on the fifteenth Trading Day after the effective date of the distribution by multiplying such Conversion Price in effect immediately prior to such fifteenth Trading Day by the following fraction:

MP0
MP0 + MP5
Where,

MP0	=	the average of the Closing Prices of the Common Stock over the first ten Trading Days commencing on and including the fifth Trading Day following the effective date of such distribution.

MP5	=
the average of the Closing Prices of the capital stock or equity interests representing the portion of the distribution applicable to one share of Common Stock over the first ten Trading Days commencing on and including the fifth Trading Day following the effective date of such distribution, or, if not traded on a national or regional securities exchange or over-the-counter market, the fair market value of the capital stock or equity interests representing the portion of the distribution applicable to one share of Common Stock on such date as determined by the Board of Directors.

In the event that such distribution described in this clause (iv) is not so paid or made, the Conversion Price shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to pay or make such dividend or distribution, to the Conversion Price that would then be in effect if such dividend or distribution had not been declared.

(v)           Cash Dividends or Distributions.  If the Company makes a dividend or distribution consisting exclusively of cash to all holders of the Common Stock, excluding (a) any cash that is paid as a dividend or distributed in a Transaction or as part of a “spin-off” referred to in clause (iv) above, (b) any dividend or distribution in connection with Liquidation, and (c) any consideration payable in connection with a tender or exchange offer made by the Company or any of its Subsidiaries, then in each event, the Conversion Price in effect immediately prior to the Ex-Date for such distribution will be multiplied by the following fraction:

SP0 - DIV
SP0

Where,

SP0	=	the Closing Price per share of Common Stock on the Trading Day immediately preceding the Ex-Date.

DIV	=	the amount per share of Common Stock of the cash dividend or distribution, as determined pursuant to the introduction to this paragraph (v).

In the event that any dividend or distribution described in this clause (v) is not so made, the Conversion Price shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to pay such dividend or distribution, to the Conversion Price which would then be in effect if such dividend or distribution had not been declared.

Notwithstanding the foregoing, if “DIV” as set forth above is equal to or greater than “SP0” as set forth above, in lieu of the foregoing adjustment, adequate provision shall be made so that each Holder shall have the right to receive on the date on which the relevant cash dividend or distribution is distributed to holders of Common Stock, for each share of Preferred Stock, the amount of cash such Holder would have received had such Holder owned a number of shares of Common Stock equal to the Conversion Price on the Ex-Date for such dividend or distribution.

(vi)           Self Tender Offers and Exchange Offers.  If the Company or any of its Subsidiaries successfully completes a tender or exchange offer for the Common Stock where the cash and the value of any other consideration included in the payment per share of the Common Stock exceeds the Closing Price per share of the Common Stock on the Trading Day immediately succeeding the expiration of the tender or exchange offer, then the Conversion Price in effect at the close of business on such immediately succeeding Trading Day will be multiplied by the following fraction:

OS0 x SP0
AC + (SP0 x OS1)
Where,

SP0	=	the Closing Price per share of Common Stock on the Trading Day immediately succeeding the expiration of the tender or exchange offer.

OS0	=	the number of shares of Common Stock outstanding immediately prior to the expiration of the tender or exchange offer, including any shares validly tendered and not withdrawn.

OS1	=	the number of shares of Common Stock outstanding immediately after the expiration of the tender or exchange offer.

AC	=	the aggregate cash and fair market value of the other consideration payable in the tender or exchange offer, as determined by the Board of Directors.

In the event that the Company, or one of its Subsidiaries, is obligated to purchase shares of Common Stock pursuant to any such tender offer or exchange offer, but the Company, or such Subsidiary, is permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then the Conversion Price shall be readjusted to be such Conversion Price that would then be in effect if such tender offer or exchange offer had not been made.

(vii)       Rights Plans.  To the extent that the Company has a rights plan in effect with respect to the Common Stock upon conversion of any shares of the Preferred Stock, Holders will receive, in addition to the shares of Common Stock, the rights under the rights plan, unless, prior to the conversion date, the rights have separated from the shares of Common Stock, in which case the Conversion Price will be adjusted at the time of separation as if the Company had made a distribution to all holders of the Common Stock as described in clause (iv) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

(viii)      Issuances Below the Applicable Price.  If the Company issues, or agrees to issue or sell, any Common Stock or Convertible Securities for consideration per share less than the Applicable Price, then the Conversion Price in effect immediately prior to each such issuance will immediately be reduced to the price determined by multiplying the Conversion Price in effect immediately prior to such issuance by the following fraction:

OS0 + (AC/SP)
OS1

Where,

OS0	=	the number of shares of Common Stock outstanding immediately prior to such issuance.

AC	=	the aggregate consideration paid or payable for such shares of Common Stock or Convertible Securities.

SP	=	the Applicable Price.

OS1	=	the sum of the number of shares of Common Stock outstanding immediately after such issuance.

This adjustment shall become effective immediately after such issuance.

(b)           The Company may make such decreases in the Conversion Price, in addition to any other decreases required by this Section 8, if the Board of Directors deems it advisable to avoid or diminish any income tax to holders of the Common Stock resulting from any dividend or distribution of shares of Common Stock (or issuance of rights or warrants to acquire shares of Common Stock) or from any event treated as such for income tax purposes or for any other reason.

(c)           (i)           All adjustments to the Conversion Price shall be calculated to the nearest 1/10 of a cent.  No adjustment in the Conversion Price shall be required if such adjustment would be less than $0.01; provided that any adjustments which by reason of this subparagraph are not required to be made shall be carried forward and taken into account in any subsequent adjustment; provided further that on any Conversion Date adjustments to the Conversion Price will be made with respect to any such adjustment carried forward and which has not been taken into account before such date.

(ii)          The Applicable Conversion Price shall not be adjusted:

(1)           upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Company’s securities and the investment of additional optional amounts in shares of Common Stock under any such plan, provided such plan was approved by the Board of Directors;

(2)           upon the issuance of any shares of Common Stock or rights or warrants to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Company or any of its Subsidiaries, provided such issuance was approved by the Board of Directors;

(3)           upon the issuance of any shares of Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the Original Issue Date and not substantially amended thereafter;

(4)           upon the issuance of securities pursuant to any merger, joint venture, partnership, share exchange, business combination or similar transaction or any other direct or indirect acquisition by the Company, whereby the Company’s securities comprise, in whole or in part, the consideration paid by the Company in such transaction, provided such transaction was approved by the Board of Directors;

(5)           for a change in the par value or no par value of Common Stock;

(6)           for the payment of cash dividends pursuant to Section 3(a);

(7)           upon the issuance of shares of Preferred Stock and Series A-1 Preferred Stock issued pursuant to the terms of the Investment Agreement or Common Stock issuable upon conversion thereof; or

(8)           upon the issuance of any shares of Common Stock or warrants to acquire only shares of Common Stock issued to banks, equipment lessors or other lending institutions, or to real property lessors, in each case, in connection with a debt financing (limited to secured or unsecured debt for borrowed money that is not pursuant to the issuance of Convertible Securities), equipment leasing or real property leasing transaction, provided such transaction was approved by the Board of Directors.

(9)           Whenever the Conversion Price is to be adjusted in accordance with Section 8(a) or Section 8(b), the Company shall: (i) compute the Conversion Price in accordance with Section 8(a) or Section 8(b), taking into account the $0.01 threshold set forth in Section 8(c) hereof; (ii) as soon as practicable following the occurrence of an event that requires an adjustment to the Conversion Price pursuant to Section 8(a) or Section 8(b), taking into account the $0.01 threshold set forth in Section 8(c) hereof, provide, or cause to be provided, a written notice to the Holders of the occurrence of such event; and (iii) as soon as practicable following the determination of the revised Conversion Price in accordance with Section 8(a) or Section 8(b) hereof, provide, or cause to be provided, a written notice to the Holders setting forth in reasonable detail the method by which the adjustment to the Conversion Price was determined and setting forth the revised Conversion Price.

(d)           If one or more events occurs requiring an adjustment to be made to the Conversion Price during the same time period, adjustments to the Conversion Price shall be determined by the Board of Directors to reflect the combined impact of all Conversion Price adjustment events, as set out in this Section 8, during such period.

(e)           In the event that at any time as a result of any adjustment made pursuant to this Section 8 or otherwise, it will be necessary for the Company to obtain stockholder approval, then the Company shall use its reasonable best efforts to obtain such stockholder approval as promptly as practicable.

(f)           In the event the Company shall propose to take any action of the type described in Section 8(a), the Company shall give notice to each Holder, which notice shall specify the Record Date, if any, with respect to any such action and the approximate date on which such action is to take place.  Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect on the Conversion Price and the number of shares of Common Stock which shall be deliverable upon conversion of shares of the Preferred Stock.  Except as otherwise provided herein, (x) in the case of any action that would require the fixing of a Record Date, such notice shall be given at least ten days prior to the date so fixed and (y) in the case of all other action, such notice shall be given at least ten days prior to the taking of such proposed action.

(g)           If any event occurs as to which, in the opinion of the Board of Directors, the provisions of this Section 8 are not strictly applicable or if strictly applicable would not fairly protect the rights of the Holders in accordance with the essential intent and principles of such provisions, then the Board of Directors shall make an adjustment in the application of such provisions, in accordance with such essential intent and principles, so as to protect such rights as aforesaid, but in no event shall any adjustment pursuant to this Section 8 have the effect of increasing the Conversion Price as otherwise determined pursuant to any of the provisions of this Section 8 except in the case of a combination of shares of a type contemplated in Section 8(a)(ii) hereof and then in no event to an amount larger than the Conversion Price as adjusted pursuant to Section 8(a)(ii) hereof.

(h)           Anything in this Section 8 notwithstanding, no adjustment to the Conversion Price shall reduce the Conversion Price below the then par value per share of Common Stock, and any such purported adjustment shall instead reduce the Conversion Price to such par value.

(i)           Notwithstanding the foregoing, no adjustment shall be made to the Conversion Price pursuant to this Section 8 to the extent the Holder actually participates on an as-converted basis with the Common Stock pursuant to Section 3(d)(ii), subject to notice of such participation to the Holder, in the transaction that would otherwise trigger the applicable adjustment pursuant to this Section 8 and the Company makes the required reserve set forth in Section 3(d)(iv).

9.           Recapitalization, Reclassification and Changes in Common Stock.  Upon the occurrence of any:

(a)           reclassification or change of the outstanding shares of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination);

(b)           merger or consolidation of the Company with or into another Person (other than a Subsidiary) other than a merger or consolidation in which the Company is the resulting or surviving Person and which does not result in any reclassification or change of outstanding Common Stock;

(c)           any statutory share exchange of the Company with another Person; or

(d)           sale or other disposition of all or substantially all of the property and assets of the Company (on a consolidated basis) to any other Person (any of the foregoing events in clauses (a) through (d), a “Transaction”); then, without limiting the rights of the Holders in Section 4 herein, the Preferred Stock shall be convertible after the Transaction into the kind and amount of shares of stock or other securities or other property or assets (including cash) that the Holders would have been entitled to receive upon such Transaction had such Preferred Stock been converted into Common Stock immediately prior to such Transaction after giving effect to any adjustment.  The provisions of this Section 9 shall apply to successive Transactions.  In the event that holders of the Common Stock shall have the opportunity to elect the form of consideration to be received in a Transaction, then the Company shall make adequate provision whereby each Holder shall have a reasonable opportunity to determine the form of consideration into which all of such Holder’s shares of Preferred Stock, shall be convertible from and after the effective date of such Transaction.  Such determination shall be (i) subject to any limitations to which all of the holders of Common Stock are subject, including, but not limited to, pro rata reductions applicable to any portion of the consideration payable in such Transaction and (ii) conducted in such a manner as to be completed by the date that is the earlier of (a) the deadline for elections to be made by holders of Common Stock and (b) five (5) Trading Days prior to the anticipated effective date of such Transaction.  The Company will not effect (or enter into any agreement providing for) any Transaction unless prior to the consummation thereof the successor Person (if other than the Company) resulting from such Transaction shall assume by written instrument mailed or delivered to the Holders at the last address of each such Holder appearing on the Register, the obligation pursuant to this Section 9.  At least twenty (20) days’ prior written notice of the date on which the Transaction will be consummated shall be given to the Holders.

10.          Other Provisions.

(a)           Shares of Preferred Stock issued and reacquired shall be prohibited from being reissued as such and will be retired and canceled promptly after reacquisition thereof and, upon compliance with the applicable requirements of Delaware law, will have the status of authorized but unissued shares of preferred stock of the Company undesignated as to series and may with any and all other authorized but unissued shares of preferred stock of the Company be designated or redesignated and issued or reissued, as the case may be, as part of any series of preferred stock of the Company, except that any issuance or reissuance of shares of Preferred Stock must be in compliance with this Certificate.

(b)           The shares of Preferred Stock shall be issuable only in whole shares.

(c)           All notices referred to herein shall be in writing, and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three Business Days after the date of mailing thereof if sent by registered or certified mail (unless first-class mail shall be specifically permitted for such notice under the terms of this Certificate) with postage prepaid, addressed: (i) if to the Company, to its office at 7000 Shoreline Court, Suite 370, South San Francisco, CA 94080, Attention:  Chief Executive Officer and Chief Financial Officer, or (ii) if to any Holder, to such Holder at the address of such Holder as listed in the Register, or (iii) to such other address as the Company or any such Holder, as the case may be, shall have designated by notice similarly given.  Any notice that was mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Holder receives the notice.

(d)           If at any time the Company is required to make any payment to a Holder pursuant to this Certificate, the Company does not have sufficient funds legally available to make such payment, the Company shall, to the extent permitted by applicable law, revalue its consolidated assets and liabilities and reduce its stated capital so as to increase the amount of capital and surplus legally available to enable such payment, and the Company shall make as much of such required payment as possible, ratably to each Holder in proportion to the number of shares of Preferred Stock held by such Holder, and shall thereafter from time to time, as soon as it shall have funds available therefor, make payment of as much of the remaining amount of such required payment as it legally may until it has made such payment in its entirety.  For the avoidance of doubt, such partial payments shall not reduce or waive the rights of the Holders hereunder.

(e)           The words “hereby”, “herein”, “hereof”, “hereunder” and words of similar import refer to this Certificate as a whole and not merely to the specific section, paragraph or clause in which such word appears.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The definitions given for terms in Section 2 and elsewhere in this Certificate shall apply equally to both the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

(f)           The Company shall replace any mutilated certificate at the Holder's expense upon surrender of that certificate to the Company.  The Company shall replace certificates that become destroyed, stolen or lost at the Holder's expense upon delivery to the Company of satisfactory evidence that the certificate has been destroyed, stolen or lost.

(g)           Any of the rights of the Holders set forth herein (including, without limitation, any rights to notices, adjustments or otherwise) may be waived by (i) any Holder with respect to such Holder, provided that such waiver is in writing and executed by such Holder, and (ii) the written consent of the Required Holders with respect to all Holders, and such waiver shall be binding on all Holders; provided, however, prior to the effective date of an amendment to this Certificate approved by the Required Holders which amendment amends the Applicable Terms, the Company shall give each Holder five (5) Business Days’ notice to permit such Holder to convert such Holder’s shares of Preferred Stock pursuant to Section 7(a) herein, subject to any limitations in the Investment Agreement on the number of shares of Preferred Stock that may be converted.  Notwithstanding the foregoing, the Required Holders shall not amend the foregoing proviso without the consent of each Holder affected thereby.

IN WITNESS WHEREOF, the Company has caused this Certificate of Designation to be signed this 7th day of June, 2010.

HANA BIOSCIENCES, INC.

By:	/s/ Steven R. Deitcher
Name: Steven R. Deitcher
Title: President & CEO

[Signature Page to Series A-2 Certificate of Designation]